UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2008

First BanCorp.
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	001-14793	66-0561882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1519 Ponce de Leon Ave., PO Box 9146, San Juan, Puerto Rico		00908-0146
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-729-8041

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

During 2007, the Compensation and Benefits Committee (the "Compensation Committee") retained Mercer, an outside compensation consultant, to perform an executive compensation review which included a market competitiveness study and a a pay for performance assessment, and assisted the Compensation Committee in developing a new compensation program for First BanCorp (the "Corporation").

As a result of the assessment the Board of Directors (the "Board") approved on March 13, 2008, a new executive compensation structure designed to tie compensation to annual and long-term Corporation, business unit and individual performance goals through a set of specific performance metrics which vary by participant and by award. This program will be effective for the 2008 performance period.

Short-Term Annual Incentive
The short-term annual incentive provides variable pay opportunities for short-term performance designed to reward the Named Executives based on corporate and individual performance and operational results of business units. The Board approved for 2008 a short-term annual incentive program for the Named Executives that provides for cash bonus payments based on the following performance metrics: Financial Measure, Risk Management, and Individual Business Unit and Strategic Goals. The Financial Measure is based on the Corporation’s after tax net income adjusted for certain extraordinary and unusual items.

The annual incentive metrics are established for three different possible payout levels (target, threshold and maximum) and may constitute a combination thereof depending on the achievement of the performance metrics. If the performance measure established by the Board for each performance metric is fully met, the target payout amount would be met. No payment will be made with respect to performance below the threshold level. The target award for each participating executive officer will be fixed as a percentage of the executives base pay which has been established at 100% for the CEO and will range from 40% to 100% for the other Named Executives. Performance below the target will result in a threshold performance pay-out amount ranging from 0% to 50% of target. Performance above the levels established by the Board will result in a maximum performance pay-out amount of up to 200% of target. Therefore, this short-term annual incentive provides the opportunity to the Named Executives to receive a cash award ranging from 0 to 200% of his/her base pay.

Long-Term Equity Incentive
The long-term equity incentive provides a variable pay opportunity for long-term performance through a combination of restricted stock and stock option grants designed to reward overall corporate performance. The award aligns the interest of the executive directly to the interest of the stockholder and is an important retention tool for the Corporation. For 2008, the long-term incentive awards values will be allocated 50% in stock options and 50% in performance-accelerated restricted stock. The stock option grants will be awarded based on overall individual performance and the performance-accelerated restricted stock will be awarded if the performance target determined by the Committee for the year is achieved. No grant of the performance-accelerated restricted shares will be awarded in the event that the level of performance is not met. The stock options (i) will vest ratably over a four year period from the date of grant; (ii) will have a term of ten years; and (iii) will have an exercise price equal to the closing price of the Corporation’s common shares on the date of the grant. The performance-accelerated restricted shares will begin to vest ratably over a four-year period three years after the performance-accelerated restricted shares have been awarded, for a total vesting period of 7 years. However, the performance-accelerated restricted shares will vest at the end of year three if a target measure is achieved. In this regard, a target measure will be reached by achieving, during a three-year period, a 10% increase per year in adjusted earnings per share. The adjusted earnings per share will be calculated excluding certain extraordinary and unusual items. This long-term annual incentive provides the opportunity to the Named Executives to receive an award ranging from 0 to 200% in the case of the CEOs base pay and from 0 to 100% in the case of the other Named Executive's base pay.

The long-term equity incentive awards will be granted pursuant to First BanCorp’s 2008 Omnibus Incentive Plan (the "Plan") which is subject to the approval by stockholders at the 2008 annual meeting of stockholders. No incentive awards have been granted under the Plan through the date of this filing. Considering that 2008 is a transition period with respect to long-term equity incentives and that the Corporation's 1997 Stock Option Plan expired during January 2007, the Compensation Committee has recommended that long-term benefits under the Plan be awarded during 2008 after the approval of the Plan by stockholder based on the performance attained in 2007. The performance measures to be used by the Compensation Committee with respect to 2007 shall be based on the level of completion of the objectives set forth for the 2007 performance period. The benefits or amounts that will be made after the approval of the Plan have not been determined at this time.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First BanCorp.

March 19, 2008	By:	Lawrence Odell

Name: Lawrence Odell
Title: Executive Vice President, General Counsel and Secretary of the Board of Directors